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                                   EXHIBIT 11
                               AGEMARK CORPORATION

             STATEMENT CONCERNING COMPUTATION OF PER SHARE EARNINGS

                                                                           SIX MONTHS ENDED MARCH 31,
                                                                         ------------------------------
                                                                           2001                 2000
                                                                         ---------            ---------
Weighted average common shares actually outstanding                      1,000,000            1,000,000

Net shares assumed issued prior to the period attributable to              191,584              187,987
  stock options issued prior to the period

Net shares attributable to options ceded during the period                  -7,365               -1,680

Net shares assumed issued at March 31, 2000                                                       4,599

Weighted average common shares assumed outstanding for period            1,184,219            1,190,906



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